EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of PDF Solutions, Inc. of our reports dated February 27, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of PDF Solutions, Inc. for the year ended December 31, 2023.

/s/ BPM LLP
San Jose, California
August 8, 2024